EXHIBIT 99.1

TEXT OF PRESS RELEASE

NEWS RELEASE
Contact:	Douglas R. Sharps
Chief Financial Officer
(502) 454-1365

TROVER SOLUTIONS 3rd QUARTER OPERATING RESULTS
• EPS for the Quarter at $0.17

Louisville, Kentucky, November 5, 2003/PRNewswire/ – Trover Solutions, Inc. (NASDAQ: TROV) today reported earnings from operations of $0.17 per diluted share for the third quarter of 2003, a decrease of 11% from earnings per diluted share (EPS) of $0.19 for the third quarter of 2002. Revenues for the third quarter of 2003 were $16.1 million, a decrease of 10% from revenues of $17.8 million for the same quarter of 2002. All but $260,000 of the external revenue for the third quarter of 2003 was derived from the Healthcare Recovery Services segment. Net income for the quarter was $1.5 million, compared to net income of $1.8 million in the comparable quarter of 2002. This decline in EPS, revenues, and net income has two causes. The first is the quarter-on-quarter decrease in revenue and pretax income from the Healthcare Recovery Services segment and in pretax income from the Property and Casualty Recovery segment (described below), which offset increased quarter-on-quarter revenues and pretax income from the Software segment. The second is that the Company incurred expenses in the quarter of approximately $700,000 (pretax), or $0.05 of EPS, related to its exploration of strategic alternatives.

EPS for the nine months ended September 30, 2003 were $0.53, the same as for the comparable period in 2002, aided by a decline in the number of diluted weighted average shares. Net income decreased 9% from the comparable period of 2002 on a 6% decrease in revenues. These declines in revenues and net income are attributable to the two causes of the quarter-on-quarter decreases described above. All but $797,000 of the external revenue for the nine months ended September 30, 2003 was derived from the Healthcare Recovery Services segment.

The Company currently expects to report EPS for the year of approximately $0.66, a reduction from the August 6, 2003 guidance for EPS of $0.69 to $0.74. This change in guidance is a function of lower than expected revenues from the Healthcare Recovery Services and Software segments, described in more detail below, and greater than expected expenses related to the exploration of strategic alternatives. Excluding the effect of the Company’s activities related to exploring its strategic alternatives, EPS for 2003 are expected to be approximately $0.73, within the August 6, 2003 guidance for EPS of $0.73 to $0.78.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Quarterly & Year-to-Date Condensed Income Statement
(In thousands, except per share results)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Claims revenues	$16,068	$17,820	$49,425	$52,583
Cost of revenues	8,048	8,677	24,779	25,527

Gross profit	8,020	9,143	24,646	27,056
Support expenses	4,687	5,021	14,136	14,914

EBITDA	3,333	4,122	10,510	12,142
Depreciation & amortization	803	1,188	2,614	3,706

Operating profit	2,530	2,934	7,896	8,436
Interest income	40	67	130	193
Interest expense	105	115	309	379

Income before income taxes	2,465	2,886	7,717	8,250
Provision for income taxes	986	1,097	3,087	3,155

Net income	$1,479	$1,789	$4,630	$5,095

Basic weighted average shares	8,449	9,131	8,453	9,398

Diluted weighted average shares	8,777	9,356	8,739	9,667

Basic earnings per common share	$0.18	$0.20	$0.55	$0.54

Diluted earnings per common share	$0.17	$0.19	$0.53	$0.53

Quarterly and Year-to-Date Segment Results
Quarterly and Year-to-Date segment results for the Company’s Healthcare Recovery Services, Property and Casualty Recovery Services and Software segments are discussed below.

Healthcare Recovery Services
($in thousands)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Segment revenues	$15,808	$17,602	$48,628	$52,182
Gross profit	$8,422	$9,363	$25,703	$27,837
Segment margin	53.3%	53.2%	52.9%	53.3%
Operating profit	$6,786	$7,158	$20,796	$21,475
Pretax income	$6,791	$7,187	$20,818	$21,524

The Company’s Healthcare Recovery Services segment derives its revenue from its four recovery-based products: healthcare subrogation, provider bill audit, overpayment recoveries and physician audit. The Company sells these products under the name Healthcare Recoveries. Healthcare Recovery Services segment revenues decreased 10%, or approximately $1.8 million, in the third quarter of 2003 compared to the third quarter of 2002, and 7%, or approximately $3.6 million, for the nine months ended September 30, 2003 compared to the same period in 2002. These decreases in segment revenues were a function of a lower effective fee rate and lower recoveries. The effective fee rate declined because of a shift in the mix of recoveries, with relatively more recoveries coming from lower priced contract arrangements. The decrease in recoveries resulted from two causes. The first is

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

lower throughput (i.e., yield) from the healthcare subrogation backlog attributable to a shift in its composition; relative to prior periods, the healthcare subrogation backlog contains a higher percentage of files derived from terminated clients. Backlog derived from terminated clients exhibits a lower throughput rate than does backlog derived from active clients, whose files are replenished on an on-going basis. Second, the segment had fewer installed lives during the quarter and the nine-month period because of previously reported attrition.

With respect to the current 2003 guidance for the Healthcare Recovery Services segment, the Company expects that it will report revenues in the range of $62.9 million to $64.2 million, a decrease from the August 6, 2003 guidance of $64.0 million to $65.0 million, resulting primarily from the lower than expected effective fee rate, mentioned above. In consequence, the Company expects that it will report for 2003 pretax income in the range of $26.4 million to $26.8 million, compared to the August 6, 2003 guidance range of $27.1 million to $27.5 million.

The following tables present certain key operating information for the Healthcare Recovery Services segment for the periods indicated.

Healthcare Recovery Services — Lives Sold and Installed *
(In millions)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Cumulative Lives Sold, Beginning Of Period	35.2	42.4	41.6	49.1
Lives from existing client loss, net (1)	(0.4)	(0.7)	(8.0)	(8.9)
Lives added from new contracts with existing clients	0.1	0.0	1.2	0.8
Lives added from contracts with new clients	0.1	0.1	0.2	0.8

Cumulative Lives Sold, End Of Period	35.0	41.8	35.0	41.8

Lives Sold Eliminations/Cross-Sold Lives (2)	13.8	6.8	13.8	6.8

Lives Installed, End Of Period	33.5	40.8	33.5	40.8

Lives Installed Eliminations/Cross-Installed Lives(3)	9.3	4.8	9.3	4.8

*	All references to “lives” in the table, whether reported as from existing client loss, added from new contracts with existing clients or with new clients, lives sold, lives sold eliminations/cross-sold lives, lives installed, or lives installed eliminations/cross-installed lives, are derived by the Company from information provided to it by clients, which may contain estimates.

(1)	Represents the net of losses from contract terminations and organic declines in the clients’ installed base measured in the number of persons covered by clients, and gains from organic growth in the clients’ installed base measured in the number of persons covered by clients.

(2)	“Lives Sold Eliminations/Cross-Sold Lives” specifies the number of lives subject to client contracts under which the Company provides or will provide more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Cumulative Lives Sold, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

(3)	“Lives Installed Eliminations/Cross-Installed Lives” specifies the number of lives as to which the Company provides more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Lives Installed, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The Company ended the quarter with 35.0 million lives sold, a net decrease of 0.2 million lives, or 1%, from the end of the second quarter of 2003. Compared to the end of the same quarter last year, net lives sold decreased by 6.8 million, or 16%. This decline is primarily due to the previously reported termination of subrogation services by UnitedHealth Group of 6.8 million lives.

Installed lives increased by 1.3 million, net, during the third quarter to 33.5 million. During the third quarter of 2003, the Company installed approximately 1.5 million new lives, after the elimination of the “double-counting” of lives sold for more than one service. Compared to the same quarter in 2002, installed lives decreased by 7.3 million due to the terminations discussed above.

The Company currently anticipates that it will achieve in 2003 both targeted sales of healthcare recovery services covering 9 million to 12 million new lives and installations of 6.5 million to 10.5 million lives, in line with the August 6, 2003 guidance. Also in line with the August 6, 2003 guidance, the Company currently estimates that the attrition of installed lives in the Healthcare Recovery Services segment for 2003 will be in the range of 11.0 million to 11.5 million lives. This guidance on attrition of installed lives is fully reflected in the current guidance on financial results for 2003.

Healthcare Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Backlog (1)	$1,486.1 (2)	$1,531.0 (2)	$1,486.1 (2)	$1,531.0 (2)
Claims recoveries	$58.8	$62.5	$177.1	$187.9
Throughput (3)	3.8%	4.1%	11.6%	12.8%
Effective fee rate	26.9%	28.2%	27.5%	27.9%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(2)	At September 30, 2003 and 2002, approximately $282.1 million and $354.7 million, respectively, of the backlog derived from terminated clients and clients that, by that date, had given notice of termination.

(3)	Throughput equals claims recoveries for the period divided by the average of backlog at the beginning and end of the period.

Total backlog of $1,486.1 million at September 30, 2003 represents a decrease of $84.5 million, or 5%, from total backlog at June 30, 2003. Compared to September 30, 2002, total backlog decreased by $44.9 million, or 3%. The decrease in throughput (shown in the table above) from the quarter ended September 30, 2002 results from two causes. The first is the effect of a continuing shift in the backlog mix, with a greater percentage of backlog and recoveries coming from provider bill audit, which typically exhibits a lower throughput rate than healthcare subrogation. Second, as discussed above, the healthcare subrogation backlog at September 30, 2003 contains, relative to prior periods, a higher percentage of files derived from terminated clients which exhibit a lower throughput rate than backlog derived from active clients.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Property and Casualty Recovery Services
($ in thousands)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Segment revenues	$240	$217	$745	$400
Gross loss	$(193)	$(59)	$(385)	$(357)
Segment margin	N/M	N/M	N/M	N/M
Operating loss	$(307)	$(188)	$(727)	$(765)
Pretax loss	$(316)	$(199)	$(754)	$(795)

The Property and Casualty Recovery Services segment includes subrogation recovery services for property and casualty insurers, which the Company sells under the name TransPaC Solutions. For the quarter ended September 30, 2003, the Property and Casualty Recovery Services segment had a pretax loss of approximately $316,000, equal to $0.02 loss per diluted share. The pretax loss was approximately $754,000, or $0.05 per diluted share, for the nine months ended September 30, 2003.

For the Property and Casualty Recovery Services segment in 2003, the Company currently expects that:

•	Backlog at year-end will be approximately $20.0 million;

•	Recoveries will be $4.5 million to $5.0 million, compared to $6.5 to $7.5 million in the August 6, 2003 guidance;

•	The effective fee rate will be between 20.0% and 22.0%, compared to 24.0% at the top end in the August 6, 2003 guidance;

•	Revenue will be approximately $1.0 million, compared to $1.5 million in the August 6, 2003 guidance;

•	Pretax loss will be approximately $1.1 million, compared to $1.0 million in the August 6, 2003 guidance

These changes in the August 6, 2003 guidance for the Property and Casualty Recovery Services segment’s backlog, recoveries, revenue and pretax loss all result from the timing of forecast sales which are now anticipated for late 2003 or 2004. The change is primarily the result of developing a sales strategy singularly focused on outsourcing services. Management continues to see significant interest in this product in the marketplace.

The following tables present key operating information for the Property and Casualty Recovery Services segment for the periods indicated.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Property and Casualty Recovery Services — Contracts in Force

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Contracts in Force, Beginning Of Period	29	27	27	14
Outsourcing (1)	0	0	1	1
Referrals/Closed Claims (2)	0	0	4	12
Terminations	(1)	(1)	(4)	(1)

Contracts in Force, End Of Period	28	26	28	26

(1)	Outsourcing refers to the full replacement of a client’s internal subrogation recovery function by the Company, typically with a view to an ongoing relationship of indefinite period.

(2)	Referrals and Closed Claims refer to project-related work assumed by the Company, typically with files transmitted by clients from time to time.

Property and Casualty Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Backlog (1)	$18.4	$14.5	$18.4	$14.5
Claims recoveries	$1.2	$0.8	$3.6	$1.6
Throughput (2)	7.1%	7.1%	21.6%	17.4%
Effective fee rate	19.6%	25.8%	20.5%	25.6%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing on behalf of clients at a given point in time.

(2)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Backlog at September 30, 2003 increased 27% over backlog at September 30, 2002 as a result of new business signed in 2002. Claims recoveries in the three- and nine-month periods ending September 30, 2003 increased 50% and 125% over the respective periods in 2002. The claims recoveries increased at a greater rate than did backlog because of a significant increase to backlog in 2002 which did not begin to produce significant recoveries until 2003. The effective fee rate for the three- and nine-month periods ending September 30, 2003 decreased over the comparable period in 2002 as a result of a shift in the mix of recoveries.

Software
($in thousands)

	3 Months ended		9 Months ended
	September 30,		September 30,

	2003	2002	2003	2002

Segment revenues	$501	$232	$1,219	$512
Gross profit	$272	$70	$495	$87
Segment margin	54.3%	30.2%	40.6%	17.0%
Operating loss	$(108)	$(133)	$(488)	$(502)
Pretax loss	$(133)	$(169)	$(568)	$(602)

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The Software segment’s primary product is subrogation recovery software in a browser-based application service provider (ASP) form sold under the name Troveris. For the quarter ended September 30, 2003, the Software segment had revenue of approximately $501,000, all but $20,000 of which was derived from internal clients (the Healthcare Recovery Services and Property and Casualty Recovery Services segments). This was an increase of 116% over the Software segment’s revenue for the quarter ended September 30, 2002 of $232,000 (all but $1,000 of which was derived internally). The Software segment had a pretax loss of approximately $133,000 for the three months ended September 30, 2003 (a loss of $0.01 per diluted share), as compared to a pretax loss of $169,000 in the third quarter of 2002 (a loss of $0.01 per diluted share). The Software segment’s pretax loss for the nine months ended September 30, 2003 was $568,000 compared to a pretax loss of $602,000 for the comparable period in 2002.

With respect to the Software segment in 2003, the Company expects that it will report revenue of $1.7 million to $1.9 million, compared to $1.9 million to $2.2 million as previously reported in the August 6, 2003 guidance. The pretax income (loss) is now expected to be approximately ($650,000), compared to ($300,000) as previously reported in the August 6, 2003 guidance. These changes from the August 6, 2003 guidance are due to slower than anticipated sales of Troveris software to external clients which were not offset by a reduction in Software segment expenses.

Consolidated Segment Information
($ in thousands)

Segment results for the three and nine months ended September 30, 2003 and 2002 are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Segment Revenues:
Healthcare Recovery Services	$15,808	$17,602	$48,628	$52,182
Property and Casualty Recovery Services	240	217	745	400
Software	501	232	1,219	512
Eliminations	(481)	(231)	(1,167)	(511)

Total	$16,068	$17,820	$49,425	$52,583

Gross profit (loss):
Healthcare Recovery Services	$8,422	$9,363	$25,703	$27,837
Property and Casualty Recovery Services	(193)	(59)	(385)	(357)
Software	272	70	495	87
Eliminations	(481)	(231)	(1,167)	(511)

Total	$8,020	$9,143	$24,646	$27,056

Operating profit (loss):
Healthcare Recovery Services	$6,786	$7,158	$20,796	$21,475
Property and Casualty Recovery Services	(307)	(188)	(727)	(765)
Software	(108)	(133)	(488)	(502)
Corporate	(3,841)	(3,903)	(11,685)	(11,772)

Total	$2,530	$2,934	$7,896	$8,436

Employees:
Direct operation employees	479	536	479	536
Support staff employees	139	155	139	155

Total	618	691	618	691

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Corporate

Unallocated corporate expenses for the three and nine months ended September 30, 2003 were approximately $3.9 million and $11.8 million pretax, respectively. For the comparable periods of 2002, corporate expenses were approximately $3.9 million and $11.9 million pretax, respectively.

With respect to corporate expenses, the Company expects that in 2003 corporate expenses will be approximately $15.5 million, a decrease from $15.9 million as reported in the August 6, 2003 guidance.

During the quarter ended September 30, 2003, the Company did not repurchase any shares of its common stock under its stock repurchase program. The Company repurchased 172,622 shares of its own stock during the nine months ended September 30, 2003 at a cost of $0.9 million, or an average price of $5.23 per share. Since the program began in 1999, the Company has repurchased 3,269,630 shares at a total cost of $14,492,304, at an average cost of $4.43 per share. Approximately $5.5 million of repurchase authority remains available under the program.

At 10:00 am, Eastern Time, on Wednesday, November 5, 2003, management will discuss in a webcast the results for the third quarter of 2003 and guidance for 2003. Investors can access this live video and audio presentation through Trover Solutions, Inc.’s website at www.troversolutions.com/current.html. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through Trover Solutions, Inc.’s website at www.troversolutions.com.

Trover Solutions, Inc. believes it is a leading independent provider of outsourcing of insurance subrogation and other claims recovery and cost containment services to the private healthcare payor and property and casualty industries. The Company’s other claims recovery services include clinical bill auditing and overpayments recovery.

To supplement its financial statements presented on a GAAP basis, the Company uses in this news release an additional non-GAAP measure of diluted earnings per share guidance adjusted to exclude the $700,000 of expenses in the third quarter of 2003 related to the exploration of strategic alternatives. The Company has made this adjustment to the Company’s GAAP guidance with the intention of providing investors with a more complete understanding of the underlying trends and performance. The non-GAAP guidance excludes charges that are considered by management to be outside the normal operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for guidance on diluted earnings per share in accordance with GAAP.

This release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward- looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends and Trover Solutions, Inc.’s future financial performance and operating results, including [i] the Company’s beliefs regarding the performance of the backlog from terminated clients, [ii] the Company’s expectations regarding changes in EPS, revenue, and pretax income /

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

(loss) for its individual segments and on a consolidated basis for 2003, [iii] the Company’s estimates of 2003 new sales, attrition, and installations in the Healthcare Recovery Services segment, [iv] the Company’s 2003 guidance for the Healthcare Recovery Services segment, the Property and Casualty Recovery Services segment and the Software segment, and [v] the Company’s 2003 guidance for corporate expenses. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of Trover Solutions, Inc. to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, Trover Solutions, Inc.’s ability to manage growth, changes in laws and government regulations applicable to Trover Solutions, Inc., and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of Trover Solutions, Inc.’s financial results; and all risks inherent in the development, introduction and implementation of new products or services. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in Trover Solutions, Inc.’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

TROVER SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share information)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$6,692	$2,269
Restricted cash	17,827	17,764
Accounts receivable, less allowance for doubtful accounts of $550 at September 30, 2003 and $531 at December 31, 2002	7,303	9,389
Other current assets	3,120	2,319

Total current assets	34,942	31,741
Property and equipment, net	6,231	6,452
Goodwill, net	29,146	29,146
Identifiable intangibles, net	3,436	3,810
Other assets	2,100	2,424

Total assets	$75,855	$73,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,038	$1,653
Accrued expenses	4,767	4,699
Accrued bonuses	1,117	3,208
Funds due clients	12,356	12,368
Income taxes payable	1,128	429
Deferred income tax liability	616	616

Total current liabilities	21,022	22,973
Other liabilities	3,491	3,151
Long-term borrowings	4,000	4,000

Total liabilities	28,513	30,124

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock
$.001 par value per share, 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock
$.001 par value per share, 20,000 shares authorized, 8,452 – September 30, 2003 and 8,588 – December 31, 2002 shares outstanding	12	12
Capital in excess of par value	23,338	23,154
Other	(972)	(926)
Treasury stock at cost, 3,260 shares at September 30, 2003 and 3,088 shares at December 31, 2002	(14,455)	(13,553)
Accumulated other comprehensive income	(68)	(87)
Unearned compensation	(31)	(39)
Retained earnings	39,518	34,888

Total stockholders’ equity	47,342	43,449

Total liabilities and stockholders’ equity	$75,855	$73,573

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *